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                             FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

         Lougee      Anthony
         (Last)      (First)    (Middle)

         5 Fern Court

         (Street)

         Tinton Falls      New Jersey   07724
         (City)            (State)      (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)

                      9/29/99

3.  IRS or Social Security Number of Reporting Person (Voluntary)

                    Not Furnished

4.  Issuer Name and Ticker or Trading Symbol

                   Dataram Corporation (DTM)

5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ]  Director               [ ]  10% Owner

     [X]  Officer (give title    [ ]  Other (Specify below)
            below)

           Controller
          ______________________________________________

6.  If Amendment, Date of Original (Month/Day/Year)

                     N/A

7.  Individual or Joint/Group Filing
    (Check applicable line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
5(b)(v


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              Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security        2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned         Direct (D) or        Beneficial
                               (Instr. 4)                 Indirect (I)         Ownership
                                                          (Instr. 5)           (Instr. 5)
___________________         _______________________    __________________   ______________________



Common Stock, $1.00 PV      10,498                           I               By Company 401-K Plan


















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


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     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                               3. Title and
              2. Date          Amount of Sec-
              Exercisable      curities Under-
              & Expiration     lying Derivative                      5. Owner-
              Date             Security                              ship Form
              (Mo./Day/Yr.)    (Instr. 4)                            of Deriv-
              _____________    __________________      4. Conv-      ative
                                           Amount      sion or       Security:     6. Nature of
1. Title of                                or          Exercise      Direct (D)    Indirect
Derivative    Date    Expir-               Number      Price of      or Indirect   Beneficial
Security      Exer-   ation                of          Derivative    (I)           Ownership
(Instr. 4)    cisable Date     Title       Shares      Security      (Instr. 5)    (Instr. 5)
____________  _______ _____    __________  ______      ________      ___________   ___________


Options      See (1)   6/8/09  Common Stock 8,000       $9.00            D
             Below             $1.00 PV

Options      See (2)   9/9/06  Common Stock 4,000       $3.47            D
             Below             $1.00 PV

Options      See (3)   6/15/05 Common Stock 8,000       $2.56            D
             Below             $1.00 PV
Explanation of Responses:
(1)  Option is exercisable as follows:  20% on June 9, 2000, and an additional 20%
each of the next four anniversaries thereof.
(2)  Option is exercisable as follows:  20% on September 10, 1997, and an additional 20%
each of the next four anniversaries thereof.
(3)  Option is exercisable as follows:  20% on June 16, 1996, and an additional 20%
each of the next four anniversaries thereof.

                              ANTHONY LOUGEE                   October 1, 1999
                              _____________________________   ________________
                              Anthony Lougee                     Date
                              **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).